Exhibit 10.1

June 22, 2021

Mr. Gary Loffredo

Chief Operating Officer

Cinedigm Corporation

237 West 35th Street, Suite 605

New York, New York 10001

Re: Loan No. 372001061

Dear Mr. Loffredo:

Reference is made to that certain Loan, Guaranty and Security Agreement dated as of March 30, 2018, entered into between Cinedigm Corp. (“Borrower”), the other Loan Parties (together with Borrower, collectively “Loan Parties”), and East West Bank (“Bank”), together with any and all amendments, modifications, riders and attachments thereto (collectively, the “Loan Agreement”) governing certain financial accommodations which Bank has extended to Borrower. All capitalized terms used in this letter shall have the meanings given to them in the Loan Agreement, unless specifically defined herein. Under the terms of the loan documents, your loan is about to mature on June 30, 2021.

In order to provide you smooth uninterrupted service under your credit facility while your request for a maturity extension of your loan to June 30, 2022 is being reviewed, we are pleased to inform you that you have been approved for an extension of the maturity date of your loan to September 28, 2021.

This extension should allow ample time for you to assemble and for us to review the financial information needed to consider your request for a renewal and maturity extension to June 30, 2022.

We appreciate your business and look forward to working with you on your request to renew this loan.

Very truly yours,

/s/ Robert Mostert, FVP
Robert Mostert, FVP

135 N. Los Robles Ave., 6th Floor, Pasadena, CA 91101 • Tel. 626.768.6924 • Fax 626.243.9810 • Nasdaq: EWBC